Exhibit 10.3

                        SENSITRON LICENSE
                           May 21, 1997
                   ----------------------------

SENSITRON PROPOSED LICENSE

PROPOSED TERMS

     1.   Rights Granted -

     Ohio Art would have the worldwide exclusive right under the license to use and sell products incorporating flexible potentiometers as covered by U.S. Patent #5,157,372 and #5,157,476 for use in toy, traditional games, and video game industries.

          a. The license would not include the right to make sensors themselves or have them made for Ohio Art.

          b. It is understood that Ohio Art would have the non-exclusive right to license both the technology and products incorporating the technology in beverage containers (i.e. Coke and Pepsi cans and 2 liter bottles).

      2.   Licensed Products -

      Ohio Art's license would cover the field of toys, traditional games, and video games which use or incorporate a flexible potentiometer as covered by U.S. Patent No. 5,157,372 and 5,157,476 with the following provision:

          a. In the event Ohio Art does not close an agreement with Mike Wallace for the Rubber/Guitar, Move-me and Sing and Shout concepts for special feature plush,


* Information marked with an asterisk has been omitted from the public filing and filed separately with the Commission pursuant to a request for confidential treatment filed by Micropoint, Inc.

Mr. Wallace or his designate will be allowed to purchase Bend Sensor TM products for those items. In consideration of this, in the event Mr. Wallace and Sensitron has an agreement for a license fee, * of the fees and/or royalties will be paid to Ohio Art. It is understood that this licensing fee would only be paid should Mr. Wallace incorporate the Bend Sensor TM technology in his products.

     3.    Technology Ownership -

    Sensitron shall own all patents and technology to be licensed and a license agreement between Sensitron and Ohio Art would not depend on a license between Sensitron and a third person. Sensitron will include in the agreement language the holds Ohio Art harmless in the event a third party claims rights to the licensed patents. Sensitron will complete a patent search to include but not be limited to Japan, China, Korea, Europe, and Canada and will warrant that there is no knowledge of other patents or claims to the licensed patents.


     4.       Sublicenses -

     Ohio Art would have the right to grant sublicenses. Sensitron will have the right to review such sublicense proposals to ensure that no conflict would arise with other pertinent contracts that currently exist. This review is provided to ensure that Sensitron will be able to protect its intellectual property and prevent violation of other agreements that Sensitron may have engaged in to use and sell the licensed products. In the event Ohio Art does not meet the requirement of paragraph 6, the sublicensee, provided they are meeting

* Information marked with an asterisk has been omitted from the public filing and filed separately with the Commission pursuant to a request for confidential treatment filed by Micropoint, Inc.

all the terms of their contract with Ohio Art, will be allowed to maintain their exclusivity. If Ohio Art loses their exclusivity any payments from the sublicensees per paragraph 8 will revert to * to Sensitron and * to Ohio Art for a period of 3 years then all payment will go the Sensitron.

     5.  Improvements -

     All improvements, patents, know-how, and applications made by Ohio Art or a sublicensee, affiliate or subcontractor are the property of Sensitron, but Sensitron would grant back to Ohio Art a * license for the Licensed Products.

     6.   Up-Front Fee -

     Ohio Art would pay Sensitron an up-front fee of $* separated into four installments:

Installment                 Due Date
-------------------         -------------
 $      *                   On signing this Agreement
 $      *                   December 31, 1997
 $      *   cumulative
 $      *                   December 31, 1998
 $      *   cumulative

     7.   Exclusivity Requirements -

     In order to maintain its exclusive license in the Licensed Product Ohio Art would have to provide revenue from royalties and fees to Sensitron of at least $* per year beginning January 1, 1999. In the event that this annual revenue stream is not provided to Sensitron, Ohio Art would

* Information marked with an asterisk has been omitted from the public filing and filed separately with the Commission pursuant to a request for confidential treatment filed by Micropoint, Inc.

be subject to the loss of the exclusive license agreement. However, Sensitron and Ohio Art would engage on a non-exclusive basis in a renegotiating of this contract clause with the hope to reach settlement within 6 months.

     8.    Royalties -

    Ohio Art would pay Sensitron a royalty for all products sold in the United States market by Ohio Art at the rate of *% of the net invoice of the selling price of the product. In addition, Ohio Art would pay Sensitron at a rate of *% of the net F.O.B. selling price of Ohio Art's products sold to its International partners. In addition, Ohio Art would pay Sensitron * of any royalties paid by sublicensees seeking the right to sublicense various toy product categories from the Ohio Art company.

     9.    Sublicensee Allocation -

     In the event Ohio Art enters into a toy category sublicense agreement with a third party, * of any fees paid by the third party to Ohio Art will be paid to Sensitron without any deduction by Ohio Art for tooling and expenses. These payments would be advances against royalties in Paragraph 6 and Upfront Fees in Paragraph 7.

    10. Sensitron guarantees that Flexpoint or its designated manufacturing arm will be able to provide Ohio Art and its sublicensees flexible potentiometers for use in their products in marketable quantities by June 1, 1998. Should Sensitron not be able to perform under the stipulation of this provision, all fees and advances received by Sensitron from Ohio Art would be refunded.

      11.   Engineering and Design Support -

      Sensitron agrees to offer Ohio Art and its sublicenses with engineering and design support to help incorporate the flexible potentiometers in toy product applications. It is understood that Sensitron will seek reasonable remuneration from Ohio Art or its sublicensees for engineering and Design support services rendered.

      12.    Term -

      Life of the patents in paragraph 1 provided all other provisions of the document are met. Any extensions to be negotiated by mutual consent separate from the agreement.

 Agreed                                   Agreed

By:  /s/ Martin L. Kilgallon II           By:  /s/ Gordon Langford
     -----------------------------           --------------------------
        Martin L. Killgallon II                    Gordon Langford
        of  The Ohio Art Co                        of Sensitron Inc.
        its  President                             its Vice President/R&D


Date:                                    Date:


* Information marked with an asterisk has been omitted from the public filing and filed separately with the Commission pursuant to a request for confidential treatment filed by Micropoint, Inc.